EXHIBIT 5.1

(Letterhead of Michael L. Labertew, Esq.)

March 10, 2003

Rocky Mountain Energy Corporation

33 N. Sam Houston Parkway E, Suite 910

Houston, TX 77060

Securities Transfer Corporation

2591 Dallas Parkway, Suite 102

Frisco, TX 75034

Re: Opinion concerning the legality of the securities to be issued pursuant to the Registration Statement on Form S-8 to be filed by Rocky Mountain Energy Corporation, a Nevada corporation

Dear Sirs or Madams:

As counsel for Rocky Mountain Energy Corporation, a Nevada corporation (the "Company"), and in connection with the authorization of 5,500,000 shares of the Company's $0.001 par value common stock (the "Securities") to five consultants pursuant to a written compensation and/or stock plan agreement or agreements, copies of which is/are incorporated herein by reference (collectively the "Plan"), and as set forth in Exhibit "A" attached hereto, I have been asked to render an opinion as to the legality of these Securities, which are to be covered by a Registration Statement to be filed by the Company on Form S-8 of the Securities and Exchange Commission (the "Commission"), and as to which this opinion is to be filed as an exhibit.

As you are aware, no services to be performed and billed to you which are in any way related to a "capital raising" or a "stock promotion" transaction may be paid by the issuance of Securities pursuant to the Plan. In this respect, I am relying on the written representations set forth in the Plan.

In connection with rendering my opinion, which is set forth below, I have reviewed and examined originals or copies of the following documents, to-wit:

1. Articles of Incorporation and all amendments thereto;

2. Bylaws;

3. The company's most recent 10-KSB;

4. All SEC filings for the past twelve months, including all 10-QSB's;

5. A copy of the Plan;

6. Securities Act Release No. 7506, dated February 17, 1998, and International Series Release No. 1167, dated March 2, 1999.

I have also examined various other documents, books, records, instruments and certificates of public officials, directors, executive officers and agents of the Company, and have made such investigations as I have deemed reasonable, necessary or prudent under the circumstances. Also, in rendering this opinion, I have reviewed various statutes and judicial precedence as I have deemed relevant or necessary.

Further, as counsel for the Company, I have discussed the items relied upon in rendering this opinion and the documents I have examined with one or more directors and executive officers of the Company, and in all instances, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity with the original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. I have further assumed that the recipients of these Securities under the Plan will have paid the consideration required under the terms of the Plan prior to the issuance of the Securities, and that none of the services performed by the recipients shall be related to "capital raising" transactions.

Based upon the foregoing and in reliance thereon, it is my opinion that, subject to the limitations set forth in the Plan, the Securities to be issued pursuant to the Plan will, upon their issuance and delivery to the recipients thereof, after receipt of full payment therefor, be deemed duly and validly authorized, legally issued and fully paid and non-assessable under Nevada Corporation Law, and may be issued without restrictive legend.

This opinion is expressly limited in scope to the Securities described herein and which are to be expressly covered by the above referenced Registration Statement and does not cover any subsequent issuances of any securities to be made in the future pursuant to any other plans, if any, pertaining to services performed in the future. Any such transactions are required to be included in a new Registration Statement or a post-effective amendment to the above referenced Registration Statement, which will be required to include a revised or a new opinion concerning the legality of the Securities to be issued.

Further, this opinion is limited to the corporate laws of the State of Nevada and the securities laws, rules and regulations of the United States, and I express no opinion with respect to the laws of any other jurisdiction.

I consent to the filing of this opinion with the Commission as an exhibit to the above referenced Registration Statement; however, this opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without my prior written consent, other than for your issuance of the shares as set forth herein.

This opinion is based upon my knowledge of the law and facts as of the date hereof, and I assume no duty to communicate with you with respect to any matter which may hereafter come to my attention.

Yours very sincerely,

/s/ Michael L. Labertew

Attorney at Law

Exhibit "A"
Number of shares to be issued	Name of shareholder
500,000 shares	Charles Clark
1,000,000 shares	Franklin C. Fisher
2,000,000 shares	Darren J. Cioffi
1,000,000 shares	A. Mack
1,000,000 shares	W. Roderick Johnson